EXHIBIT 99.1

EXECUTION COPY

SHARE PURCHASE AGREEMENT

Between

SANDSTORM GOLD LTD.

and

PREMIER GOLD MINES LIMITED

JANUARY 28, 2013

THIS AGREEMENT made as of the 28th day of January, 2013.

B E T W E E N:

SANDSTORM GOLD LTD.
a corporation existing under the laws
of the Province of British Columbia

(“Sandstorm Gold”)

OF THE FIRST PART

- and -

PREMIER GOLD MINES LIMITED
a corporation existing under the laws
of the Province of Ontario

(“Premier Gold”)

OF THE SECOND PART

WHEREAS Premier Gold is the owner of common shares and warrants in the capital of Premier Royalty Inc. (the “Royalty Company”) and Sandstorm Gold seeks to purchase and Premier Gold seeks to sell all of such common shares and warrants, all upon and subject to the terms and conditions hereinafter set forth;

AND WHEREAS Sandstorm Gold seeks to make available to Premier Gold a certain draw down credit facility in the amount of US$70 million, for a period of six months from and after the closing of the transactions contemplated in this Agreement;

AND WHEREAS the parties hereto are therefore desirous of executing and delivering this Agreement, all on and subject to the terms and conditions hereinafter contained;

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto do hereby covenant and agree as follows:

ARTICLE 1
DEFINITIONS, INTERPRETATION AND SCHEDULES

Section 1.1	Definitions

In this Agreement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

“Accredited Investor” has the meaning ascribed to such term in National Instrument 45-106;

“Agreement” means this share purchase agreement, together with the Schedules attached hereto, as amended or supplemented from time to time;

“Applicable Securities Laws” means the securities laws in force in all of the provinces of Canada;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory holiday in British Columbia or Ontario;

“Closing” means consummation of the Transaction;

“Closing Date” has the same meaning as the Execution Date;

“Closing Time” means 10:00 a.m. (Toronto time) on the Closing Date;

“Commissions” means the applicable provincial securities commissions or other Securities Authorities in the applicable provinces;

“Convertible Securities” means options, warrants, calls, conversion privileges, convertible securities or exchangeable securities and other rights to acquire common shares;

“Direct Claim” has the meaning set forth in section 5.3;

“Effective Time” means 12:00 a.m. (Toronto time) on the Closing Date;

“Encumbrance” means any mortgage, pledge, assignment, charge, lien, claim, security interest, adverse interest, other third Person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

“Execution Date” means the date of this Agreement;

“Governmental Entity” means any applicable: (i) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, whether domestic or foreign, (ii) any subdivision, agency, commission, board or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“IFRS” means International Financial Reporting Standards reported on by the International Accounting Standards Board;

“Indemnified Party” has the meaning set forth in section 5.3;

“Indemnifying Party” has the meaning set forth in section 5.3;

“Laws” means all laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, instruments, policies, notices, directions and judgments or other requirements of any Governmental Entity;

“Loan Agreement” means the loan agreement pursuant to which Sandstorm Gold agrees to make available a maximum of US$70.0 million to Premier Gold for a period of six months from and after Closing, substantially in the form of Schedule “A” attached hereto;

“Losses” means any loss, cost, liability, claim, interest, fine, penalty, Tax, assessment, damage (including incidental, consequential, special, aggravated, exemplary or punitive damages) or expense (whether or not involving a Third Party Claim) including reasonable costs, fees and expenses of legal counsel on a full indemnity basis (without reduction for tariff rates or similar reductions) and reasonable costs, fees and expenses of investigation;

“Material Adverse Effect” means, in respect of a Person, any fact or state of facts, circumstances, change, occurrence or event which:

(a)
either individually is or in the aggregate are, or individually or in the aggregate would reasonably be expected to be, material and adverse to its business, properties, assets, liabilities (including any contingent liabilities, that may arise through outstanding or pending litigation capitalization, condition (financial or otherwise), operations or results of operations, in each case, other than any fact or state of facts, circumstances, change, effect, event or occurrence:

(i)	relating to the global economy, political conditions or securities markets in general;

(ii)	affecting the worldwide mining industry in general;

(iii)	relating to any of the principal markets served by that Person’s business generally or shortages or price changes with respect to raw materials, metals or other products used or sold by that Person;

(iv)	relating to any generally applicable change in applicable Laws (other than orders, judgments or decrees against the Person or any of its Subsidiaries and material joint ventures); or

(v)	attributable to the announcement or pendency of this Agreement or the Transaction or otherwise contemplated by or resulting from the terms of this Agreement,

provided, however, that such effect referred to in clause (i), (ii), (iii) or (iv) above does not primarily relate to that Person and its Subsidiaries, taken as a whole, or does not have a disproportionate effect on that Person and its Subsidiaries taken as a whole, compared to other companies of similar size operating in the industry in which that Person and its Subsidiaries operate or

(b)
either individually or in the aggregate prevents, or individually or in the aggregate would reasonably be expected to prevent, the Person from performing its material obligations under this Agreement in any material respect;

“OBCA” means the Business Corporations Act, Ontario, as amended;

“Party” means either Sandstorm Gold or Premier Gold and “Parties” means each of Sandstorm Gold and Premier Gold;

“Person” means any individual, partnership, company, corporation, firm, unincorporated association, joint venture, trust, the Crown or any other agency or instrumentality thereof or any other judicial entity or person, government or governmental agency, authority or entity howsoever designated or constituted;

“Premier Gold” means Premier Gold Mines Limited, a corporation existing under the laws of the Province of Ontario;

“Premier Gold Disclosure Letter” means the letter of even date herewith delivered by Premier Gold to Sandstorm Gold, in a form accepted by Sandstorm Gold with respect to certain matters in this Agreement;

“Royalty Company” has the meaning ascribed thereto in the preambles to this Agreement;

“Royalty Company Common Shares” means common shares in the capital of the Royalty Company;

“Royalty Company Documents” means all forms, reports, schedules, statements, certifications, material change reports and other documents required to be publicly disclosed and filed by the Royalty Company with all applicable Governmental Entities (such forms, reports, schedules, statements, certifications and other documents to include any financial statements or other documents, including any Schedules included therein);

“Royalty Company Securities” means the Royalty Company Shares and the Royalty Company Warrants;

“Royalty Company Shares” means 33,655,821 common shares in the capital of the Royalty Company;

“Royalty Company Unit” means a unit that is comprised of one Royalty Company Share and 0.207 of a Royalty Company Warrant;

“Royalty Company Units Value” has the meaning set forth in section 2.3;

“Royalty Company Warrants” means fully transferrable warrants which are exercisable into an aggregate of 6,965,676 Royalty Company Common Shares, with the following terms: (i) 5,508,176 warrants (individually a “Royalty Company Class I Warrant” and collectively the “Royalty Company Class I Warrants”) exercisable to acquire one Royalty Company Common Share at a price of $2.00 for a period commencing on June 4, 2013 and ending on December 4, 2016, subject to expiry acceleration provisions; and (ii) 1,457,500 warrants (individually a “Royalty Company Class II Warrant” and collectively the “Royalty Company Class II Warrants”) exercisable to acquire one Royalty Company Common Share at a price of $2.00 until October 7, 2014;

“Sandstorm Gold” means Sandstorm Gold Ltd., a corporation existing under the laws of the Province of British Colombia;

“Sandstorm Gold Common Shares” means common shares in the capital of Sandstorm Gold;

“Sandstorm Gold Disclosure Letter”  means the letter of even date herewith delivered by Sandstorm Gold to Premier Gold in a form accepted by Premier Gold with respect to certain matters in this Agreement;

“Sandstorm Gold Documents” means all forms, reports, schedules, statements, certifications, material change reports and other documents required to be publicly disclosed and filed by Sandstorm Gold with all applicable Governmental Entities (such forms, reports, schedules, statements, certifications and other documents to include any financial statements or other documents, including any Schedules included therein);

“Sandstorm Gold Special Warrants” means the special warrants of Sandstorm Gold that are to be issued to Premier Gold in exchange for the purchase of the Royalty Company Securities, which special warrants are convertible into Sandstorm Gold Common Shares, as more particularly set forth in the Sandstorm Gold Special Warrant Certificate;

“Sandstorm Gold Special Warrant Certificate” means the special warrant certificate, in substantially the form of Schedule “B” attached hereto;

“Sandstorm Gold Subsequent Acquisition” has the meaning set forth in section 2.4;

“Securities Authorities” means the securities regulatory authorities in Canada;

“Securities Laws” means securities legislation and regulations of, and the instruments, policies, rules, orders, codes, notices and interpretation notes of each of the Commissions;

“SEDAR” means the System for Electronic Document Analysis and Retrieval;

“Subsidiary” means, with respect to a specified body corporate, any body corporate of which the specified body corporate is entitled to elect a majority of the directors thereof and includes any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to such a body corporate, excluding any body corporate in respect of which such direction or control is not exercised by the specified body corporate as a result of any existing contract, agreement or commitment;

“Survival Period” has the meaning set forth in Article 4;

“Tax” and “Taxes” means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Entity, including all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes (including, without limitation, taxes relating to the transfer of interests in real property or entities holding interests therein), franchise taxes, license taxes, withholding taxes, payroll taxes, employment taxes, Canada Pension Plan premiums, excise, severance, social security, workers compensation, employment insurance or compensation taxes or premium, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing;

“Tax Act” means the Income Tax Act (Canada), as amended and the regulations thereunder, as amended;

“Term Sheet” means the non-binding term sheet dated January 8, 2013 between Sandstorm Gold and Premier Gold;

“Third Party Claim” has the meaning set forth in section 5.3;

“Threshold” has the meaning set forth in section 5.2;

“Transaction” means the purchase and sale of the Royalty Company Securities in exchange for Sandstorm Gold Special Warrants;

“TSX” means the Toronto Stock Exchange;

“Underlying Sandstorm Gold Common Shares” means the Sandstorm Gold Common Shares into which the Sandstorm Gold Special Warrants may be exercised or converted; and

“VWAP” means the volume weighted average closing price of the Sandstorm Gold Common Shares.

In addition, words and phrases used herein and defined in the OBCA shall have the same meaning herein as in the OBCA unless the context otherwise requires.

Section 1.2	Interpretation Not Affected by Headings

The division of this Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The terms of this Agreement, hereof, herein, hereto, hereunder and similar expressions refer to this Agreement and the Schedules attached hereto and not to any particular article, section or other portion hereof and include any agreement, schedule or instrument supplementary or ancillary hereto or thereto.

Section 1.3	Number, Gender and Persons

In this Agreement, unless the context otherwise requires, words importing the singular only shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter.

Section 1.4	Date for any Action

If the date on which any action is required to be taken hereunder by any Party is not a Business Day in the place such action is required to be taken, such action shall be required to be taken on the next succeeding day that is a Business Day in such place.

Section 1.5	Statutory References

Any reference in this Agreement to a statute includes all regulations and rules made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

Section 1.6	Currency

Unless otherwise stated, all references in this Agreement to amounts of money are expressed in lawful money of Canada.

Section 1.7	Invalidity of Provisions

Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

Section 1.8	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meaning attributable thereto under IFRS and all determinations of an accounting nature required to be made hereunder shall be made in a manner consistent with IFRS.

Section 1.9	Schedules

The following Schedules are attached hereto, and are deemed to be incorporated into and form part of this Agreement:

Schedule	Description
A	Loan Agreement
B	Sandstorm Gold Special Warrant Certificate
C	Accredited Investor Certificate

ARTICLE 2
THE TRANSACTION

Section 2.1	Closing

Subject to the terms and conditions hereof, at the Closing Time Sandstorm Gold agrees to purchase and Premier Gold agrees to sell all of the Royalty Company Securities in exchange for the Sandstorm Gold Special Warrants.  Closing shall occur at the Closing Time at the offices of Cassels Brock & Blackwell LLP, Suite 2200, HSBC Building, 885 West Georgia Street, Vancouver, British Columbia V6C 3E8 or at such other place as the Parties may agree. At the Closing, Sandstorm Gold shall make a US$70.0 million loan available to Premier Gold pursuant to the Loan Agreement.

Section 2.2	Tender

Any tender of documents or money hereunder may be made upon the Parties or upon their respective attorneys as set forth herein.

Section 2.3	Purchase Price

The purchase price to be paid for the acquisition of the Royalty Company Securities shall be equal to the amount of $2.10 per Royalty Company Unit, for a total of 33,655,821 Royalty Company Units, representing total consideration of $70,677,224.10 (such amount, the “Royalty Company Units Value”). The purchase price for the Royalty Company Units shall be satisfied by the issuance of 5,604,277 Sandstorm Gold Special Warrants pursuant to the Sandstorm Gold Special Warrant Certificate.  Subject

to the terms and conditions of the Sandstorm Gold Special Warrants, each Sandstorm Gold Special Warrant shall convert into one Sandstorm Gold Common Share.

Section 2.4	Top Up Provision

If:

(a)
Sandstorm Gold shall acquire or offer to acquire 100% of the remaining issued and outstanding voting securities of the Royalty Company on or before the 18 month anniversary of the Closing Date by way of takeover bid, plan of arrangement, amalgamation, business combination or otherwise (the “Sandstorm Gold Subsequent Acquisition”); and

(b)
the average price of the securities of the Royalty Company to Sandstorm Gold pursuant to the Sandstorm Gold Subsequent Acquisition is at a premium to the $2.10 per Royalty Company Unit price paid by Sandstorm Gold to Premier Gold for the Royalty Company Securities pursuant to this Agreement (being on the basis of $1.91 per one Royalty Company Common Share, $0.16 per one Royalty Company Class I Warrant and $0.03 per one Royalty Company Class II Warrant);

(c)
Upon the completion of a Sandstorm Gold Subsequent Acquisition, Sandstorm Gold shall pay to Premier Gold an amount that is equal to the difference between the $2.10 per Royalty Company Unit and the average price of the voting securities of Royalty Company that Premier Gold would have received had Premier Gold sold the Royalty Company Securities to Sandstorm Gold pursuant to the Sandstorm Gold Subsequent Acquisition.  The amount, if any, to be paid by Sandstorm Gold to Premier Gold pursuant to the aforesaid top up, shall be paid in cash, or subject to the receipt by Sandstorm Gold of requisite regulatory approval, including without limitation, the consent of the TSX, shall be settled by way of the issuance of Sandstorm Gold Common Shares at an issue price per Sandstorm Gold Common Share equal to the 10 day VWAP of the Sandstorm Gold Common Shares as at the period ending on the date of completion of the Sandstorm Gold Subsequent Acquisition.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.1	Representations and Warranties of Premier Gold

Premier Gold does hereby represent and warrant to Sandstorm Gold and hereby acknowledges that Sandstorm Gold is relying upon such representations and warranties in connection with entering into this Agreement and agreeing to complete the Transaction as follows, save and except as set out in the Premier Gold Disclosure Letter:

(a)
Organization.  Premier Gold has been incorporated, is validly subsisting under the laws of its jurisdiction of incorporation and has full corporate or legal power and authority to own its property and assets and to conduct its business as currently owned and conducted. All of the Royalty Company Securities are owned by Premier Gold, free and clear of any and all Encumbrances.  Premier Gold is a “control person” of the Royalty Company as defined in the Securities Act (Ontario).

(b)
Acts of Bankruptcy.  Premier Gold is not insolvent, has not proposed a compromise or arrangement to its creditors generally, has not taken any proceedings with respect to a compromise or arrangement, has not taken any proceedings to have itself declared bankrupt or wound-up, has not taken any proceedings to have a receiver appointed of any part of its assets and at present, no encumbrancer or receiver has taken possession of any of its assets and no execution or distress is enforceable or levied upon any of its assets and no petition for a receiving order in bankruptcy is filed against Premier Gold.

(c)	Other Commitments. There are no rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Premier Gold to sell any of the Royalty Company Securities.

(d)
Authority.  Premier Gold has all necessary power, authority and capacity to enter into this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by Premier Gold has been authorized by the directors of Premier Gold and no other corporate proceedings on the part of Premier Gold are necessary to authorize this Agreement.  This Agreement has been executed and delivered by Premier Gold and constitutes a legal, valid and binding obligation of Premier Gold, enforceable against Premier Gold in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors rights generally, and to general principles of equity.  The execution and delivery by Premier Gold of this Agreement and the performance by Premier Gold of its obligations hereunder and the completion of the Transaction, do not and will not:

(i)	result in a violation, contravention or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of:

(A)	the articles or by-laws (or their equivalent) of Premier Gold,

(B)	any Law, or

(C)	any contract, agreement, licence or permit to which Premier Gold is bound or is subject to or of which Premier Gold is the beneficiary;

in each case, which, individually or in the aggregate, would have a Material Adverse Effect on Sandstorm Gold as a result of completion of the Transaction;

(ii)
give rise to any right of termination or acceleration of indebtedness, or cause any indebtedness owing by Premier Gold to come due before their stated maturity or cause any available credit to cease to be available; or

(iii)
result in the imposition of any Encumbrance upon any of the property or assets of Premier Gold or restrict, hinder, impair or limit the ability of Premier Gold to carry on business as and where such business is now being conducted.

Other than as set out in the Premier Gold Disclosure Letter, no consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by Premier Gold in connection with the execution and delivery of this Agreement or the consummation of the Transaction.

(e)
Absence of Material Changes.  Other than as set out in the Premier Gold Disclosure Letter, there is not presently any material change, as defined in the Securities Laws, relating to Premier Gold or any change in any material fact, as defined in the Securities Laws which has not been fully disclosed in accordance with the requirements of the Securities Laws and the policies of the TSX.

(f)
Judgements of Royalty Company.  To the best of Premier Gold’s knowledge, there is no order ceasing or suspending trading in the Royalty Company Common Shares or the Convertible Securities of the Royalty Company nor prohibiting the sale of the Royalty Company Common Shares or the Convertible Securities of the Royalty Company has been issued and is outstanding against the Royalty Company or its directors, officers or promoters and no investigations or proceedings for such purposes are pending or, to the knowledge of Premier Gold, threatened.

(g)
No Material Actions of Premier Gold or Judgements of Premier Gold.  Except as provided in the Premier Gold Disclosure Letter, there are no material actions, proceedings or investigations (whether or not purportedly by or on behalf of Premier Gold) affecting Premier Gold nor, to the knowledge of Premier Gold, any threats of material actions, proceedings or investigations that have been made to Premier Gold or to the knowledge of Premier Gold, that are pending against Premier Gold, at law or in equity (whether in any court, arbitration or similar tribunal) or before or by any federal, provincial, state, municipal or other governmental department, commission, board or agency, domestic or foreign. Except as provided in the Premier Gold Disclosure Letter, there are no judgments against Premier Gold which are unsatisfied, nor is Premier Gold subject to any consent decrees or injunctions. No investigations or proceedings for such purposes are pending or, to the knowledge of Premier Gold, threatened.

(h)
Taxes.  All Taxes due and payable by Premier Gold have been paid except for where the failure to pay such Taxes would not constitute a Material Adverse Effect.  All Tax returns, declarations, remittances and filings required to be filed by Premier Gold have been filed with all appropriate Governmental Entities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading except where the inaccuracy or failure to file such documents would not constitute a Material Adverse Effect.

To the knowledge of Premier Gold, no examination of any Tax return of the Royalty Company is currently in progress and there are no issues or disputes outstanding with any Governmental Entities respecting any Taxes that have been paid, or may be payable, by the Royalty Company, in any case, except where such examinations, issues or disputes would not constitute a Material Adverse Effect.

(i)	Representations and Warranties Required by Sandstorm Gold in connection with Sandstorm Gold Special Warrants.

(i)
Sandstorm Gold has advised Premier Gold that Sandstorm Gold is relying on exemptions from the requirements under the Securities Laws to provide Premier Gold with a prospectus or registration statement, and no prospectus or registration statement has been filed by Sandstorm Gold with any of the Commissions in connection with the issuance of the Sandstorm Gold Special Warrants or the Underlying Sandstorm Gold Common Shares, and as a consequence:

1.
Premier Gold is restricted from using most of the civil remedies available under the Securities Laws.  Certain protections, rights and remedies provided by the Securities Laws, including statutory rights of rescission or damages, will not be available to Premier Gold;

2.	Premier Gold may not receive information that would otherwise be required to be provided to it under the Securities Laws; and

3.	Sandstorm Gold is relieved from certain obligations that would otherwise apply under the Securities Laws.

(ii)	Premier Gold is purchasing the Sandstorm Gold Special Warrants as principal for its own account and not for the benefit of any other Person.

(iii)	Premier Gold is a resident of the province of Ontario.

(iv)
Premier Gold is an Accredited Investor by virtue of the fact that Premier Gold falls within one or more of the subparagraphs of the definition of Accredited Investor set out in the Accredited Investor Certificate attached as Schedule “C”.

(v)	Premier Gold is at arm’s length with Sandstorm Gold within the meaning of the Securities Laws and the policies of the TSX.

(vi)	Premier Gold is not a “control person” of Sandstorm Gold as defined in the Securities Act (Ontario).

(vii)
No agency, stock exchange or governmental agency, securities commission or similar regulatory authority or other entity has reviewed or passed on or made any finding or determination as to the merits of or made any recommendation or endorsement with respect to the Sandstorm Gold Special Warrants or the Underlying Sandstorm Gold Common Shares.  There is no government or other insurance covering the Sandstorm Gold Special Warrants or the Underlying Sandstorm Gold Common Shares.  There are risks associated with the purchase of the Sandstorm Gold Special Warrants and Premier Gold is aware of the risks and other characteristics of the Sandstorm Gold Special Warrants.  There are restrictions on the ability of Premier Gold to resell the Sandstorm Gold Special Warrants and the Underlying Sandstorm Gold Common Shares.

(viii)
No Person has made to Premier Gold any written or oral representations that any Person will resell or repurchase any of the Sandstorm Gold Special Warrants or the Underlying Sandstorm Gold Common Shares, that any Person will refund the purchase price therefor or as to the future price or value of any of the Underlying Sandstorm Gold Common Shares.

(ix)
Premier Gold acknowledges that it has not received an offering memorandum, prospectus or other disclosure document in respect of the Sandstorm Gold Special Warrants or the Underlying Sandstorm Gold Common Shares.  Premier Gold has had access to the public filings of Sandstorm Gold on the Internet at www.sedar.com.  Premier Gold has not become aware of any advertisement in printed media of general and regular paid circulation, radio or television with respect to the distribution of the Sandstorm Gold Special Warrants or the Underlying Sandstorm Gold Common Shares.  Premier Gold has no knowledge of a “material fact” or “material change” (as those terms are defined in the Securities Laws) in the affairs of Sandstorm Gold that has not been generally disclosed to the public.

(j)	No Broker’s Commission. Premier Gold has not entered into any agreement that would entitle any Person to any valid claim against Sandstorm Gold for a brokers commission, finder’s fee or any like payment in respect of the Transaction or any other matter contemplated by this Agreement.

(k)
Full Disclosure.  All information made available to Sandstorm Gold by Premier Gold relating to Premier Gold is true and correct in all material respects and no material fact or facts have been knowingly omitted therefrom which would make such information misleading.

Section 3.2	Representations and Warranties of Sandstorm Gold

Sandstorm Gold hereby represents and warrants to Premier Gold and hereby acknowledges that Premier Gold is relying upon such representations and warranties in connection with entering into this Agreement and agreeing to complete the Transaction, as follows, save and except as provided in the Sandstorm Gold Disclosure Letter:

(a)
Organization.  Sandstorm Gold has been incorporated, is validly subsisting under the laws of its jurisdiction of incorporation and has full corporate or legal power and authority to own its property and assets and to conduct its business as currently owned and conducted.

(b)
Acts of Bankruptcy.  Sandstorm Gold is not insolvent, has not proposed a compromise or arrangement to its creditors generally, has not taken any proceedings with respect to a compromise or arrangement, has not taken any proceedings to have itself declared bankrupt or wound-up, has not taken any proceedings to have a receiver appointed of any part of its assets and at present, no encumbrancer or receiver has taken possession of any of its assets and no execution or distress is enforceable or levied upon any of its assets and no petition for a receiving order in bankruptcy is filed against Sandstorm Gold.

(c)
Capitalization.  The authorized capital of Sandstorm Gold consists of an unlimited number of common shares.  As at the date hereof there are 86,113,488 Sandstorm Gold Common Shares, that are issued and outstanding as fully paid and non-assessable shares.  The Convertible Securities of Sandstorm Gold are as set forth in the Sandstorm Gold Disclosure Letter. Save and except as set out in the Sandstorm Gold Disclosure Letter, there are no Convertible Securities or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Sandstorm Gold to issue or sell any Sandstorm Gold Common Shares or any securities or obligations of any kind convertible into or exchangeable for any Sandstorm Gold Common Shares.

(d)
Authority.  Sandstorm Gold has all necessary power, authority and capacity to enter into this Agreement and to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by Sandstorm Gold has been authorized by the directors of Sandstorm Gold and no other corporate proceedings on the part of Sandstorm Gold are necessary to authorize this Agreement.  This Agreement has been executed and delivered by Sandstorm

Gold and constitutes a legal, valid and binding obligation of Sandstorm Gold, enforceable against Sandstorm Gold in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors rights generally, and to general principles of equity. The execution and delivery by Sandstorm Gold of this Agreement and the performance by Sandstorm Gold of its obligations hereunder and the completion of the Transaction including the issue of the Sandstorm Gold Special Warrants and the Underlying Sandstorm Gold Common Shares, do not and will not:

(i)	result in a violation, contravention or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of:

(A)	the articles or by-laws (or their equivalent) of Sandstorm Gold;

(B)	any Law, or

(C)	any contract, agreement, licence or permit to which Sandstorm Gold is bound or is subject to or of which Sandstorm Gold is the beneficiary;

in each case, which, individually or in the aggregate, would have a Material Adverse Effect on Premier Gold as a result of completion of the Transaction;

(ii)
give rise to any right of termination or acceleration of indebtedness, or cause any indebtedness owing by Sandstorm Gold to come due before their stated maturity or cause any available credit to cease to be available; or

(iii)
result in the imposition of any Encumbrance upon any of the property or assets of Sandstorm Gold or restrict, hinder, impair or limit the ability of Sandstorm Gold to carry on business as and where such business is now being conducted.

Other than as set out in the Sandstorm Gold Disclosure Letter, no consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by Sandstorm Gold or in connection with the execution and delivery of this Agreement or the consummation of the Transaction.

(e)
Reporting Issuer Status.  Sandstorm Gold is a reporting issuer under the Securities Laws of all of the provinces of Canada save and except for Quebec. Sandstorm Gold is not included on a list of defaulting reporting issuers maintained by the Securities Authority in each of such provinces. Sandstorm

Gold has at all times complied with its obligations to make timely disclosure of all material changes relating to it and there is no material change relating to Sandstorm Gold which has occurred and with respect to which the requisite material change report has not been filed with the Securities Authorities.

(f)
Listing of Common Shares of Sandstorm Gold.  The Sandstorm Gold Common Shares are listed and posted for trading on the TSX.  No order ceasing or suspending trading in any securities of Sandstorm Gold or prohibiting the sale of the Sandstorm Gold Common Shares has been issued and no proceedings for such purpose has been threatened or, to the knowledge of Sandstorm Gold, are pending.  Sandstorm Gold has not taken and shall not take any action which would be reasonably expected to result in the delisting or suspension of the common shares of Sandstorm Gold on or from the TSX.

(g)
Absence of Material Changes.  There is not presently any material change, as defined in the Securities Laws, relating to Sandstorm Gold or a change in any material fact, as defined in the Securities Laws, relating to the Sandstorm Gold Common Shares or the Convertible Securities of Sandstorm Gold which has not been fully disclosed in accordance with the requirements of the Securities Laws and the policies of the TSX.

(h)
No Material Actions or Judgements of Sandstorm Gold. Except as provided in the Sandstorm Gold Disclosure Letter, there are no material actions, proceedings or investigations (whether or not purportedly by or on behalf of Sandstorm Gold) or affecting Sandstorm Gold nor any threats of material actions, proceedings or investigations that have been made to Sandstorm Gold or to the knowledge of Sandstorm Gold that are pending against Sandstorm Gold at law or in equity (whether in any court, arbitration or similar tribunal) or before or by any federal, provincial, state, municipal or other governmental department, commission, board or agency, domestic or foreign. Except as provided in the Sandstorm Gold Disclosure Letter, there are no judgments against Sandstorm Gold which are unsatisfied, nor is Sandstorm Gold subject to any consent decrees or injunctions and no order ceasing or suspending trading in the Sandstorm Gold Common Shares nor prohibiting the sale of the Sandstorm Gold Common Shares has been issued to and is outstanding against Sandstorm Gold or its directors, officers or promoters and, to Sandstorm Gold’s knowledge, no investigations or proceedings for such purposes are pending or threatened.

(i)
No Broker’s Commission.  Sandstorm Gold has not entered into any agreement that would entitle any Person to any valid claim against Premier Gold for a brokers commission, finder’s fee or any like payment in respect of the Transaction or any other matter contemplated by this Agreement.

(j)	Full Disclosure. All information made available to Premier Gold by the Sandstorm Gold is true and correct in all material respects and no material fact or facts have been knowingly omitted which would make such information misleading.

(k)	Representations and Warranties Required by Premier Gold in connection with the Royalty Company Securities.

(i)
Premier Gold has advised Sandstorm Gold that Premier Gold is relying on exemptions from the requirements under the Securities Laws to provide Sandstorm Gold with a prospectus or registration statement, and no prospectus or registration statement has been filed by Premier Gold with any of the Commissions in connection with the sale of the Royalty Company Securities, and as a consequence:

(A)
Sandstorm Gold is restricted from using most of the civil remedies available under the Securities Laws.  Certain protections, rights and remedies provided by the Securities Laws, including statutory rights of rescission or damages, will not be available to Sandstorm Gold;

(B)	Sandstorm Gold may not receive information that would otherwise be required to be provided to it under the Securities Laws; and

(C)	Premier Gold is relieved from certain obligations that would otherwise apply under the Securities Laws.

(ii)	Sandstorm Gold is at arm’s length with Premier Gold within the meaning of the Securities Laws and the policies of the TSX.

(iii)	Sandstorm Gold is not a “control person” of Premier Gold as defined in the Securities Act (Ontario).

(iv)
No agency, stock exchange or governmental agency, securities commission or similar regulatory authority or other entity has reviewed or passed on or made any finding or determination as to the merits of or made any recommendation or endorsement with respect to the Royalty Company Securities.  There is no government or other insurance covering the Royalty Company Securities.  There are risks associated with the purchase of the Royalty Company Securities and Sandstorm Gold is aware of the risks and other characteristics of the Royalty Company Securities.  There are restrictions on the ability of Sandstorm Gold to resell the Royalty Company Securities.

(v)
No Person has made to Sandstorm Gold any written or oral representations that any Person will resell or repurchase any of the Royalty Company Securities, that any Person will refund the purchase price therefor or as to the future price or value of any of the Royalty Company Securities.

(vi)
Sandstorm Gold acknowledges that it has not received an offering memorandum, prospectus or other disclosure document in respect of the Royalty Company Securities.  Sandstorm Gold has had access to the public filings of Premier Gold and Royalty Company on the Internet at www.sedar.com.  Sandstorm Gold has not become aware of any advertisement in printed media of general and regular paid circulation, radio or television with respect to the distribution of the Royalty Company Securities.  Sandstorm Gold has no knowledge of a “material fact” or “material change” (as those terms are defined in the Securities Laws) in the affairs of Premier Gold or Royalty Company that has not been generally disclosed to the public.

ARTICLE 4
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Section 4.1	Survival

The representations and warranties contained in this Agreement, shall survive the making of this Agreement and the Closing for a period of 24 months (the “Survival Period”).  If a claim for a breach of any such representation or warranty is brought prior to the expiration of the Survival Period, such representation and warranty shall, for the purposes of such claim, survive the applicable Survival Period until such claim is finally resolved and all obligations with respect thereto have been fully satisfied.

ARTICLE 5
INDEMNITY

Section 5.1	Indemnity of the Parties

(a)           Premier Gold agrees to indemnify and save harmless Sandstorm Gold of and from all Losses actually incurred by Sandstorm Gold as a result of any breach by Premier Gold or any inaccuracy of any representation or warranty of Premier Gold contained in section 3.1 or any breach or any non-fulfilment by Premier Gold of any covenant of Premier Gold contained in this Agreement.

(b)           Sandstorm Gold agrees to indemnify and save harmless Premier Gold of and from all Losses actually incurred by Premier Gold as a result of any breach by Sandstorm Gold or any inaccuracy of any representation or warranty of Sandstorm Gold contained in section 3.2 or any breach or any non-fulfilment by Sandstorm Gold of any covenant of Sandstorm Gold contained in this Agreement.

Section 5.2	Minimum Indemnification Claim

The obligation of Premier Gold to indemnify Sandstorm Gold, and the obligation of Sandstorm Gold to indemnify Premier Gold in respect of any of the matters described in section 5.1 shall become applicable only when the Losses actually incurred by the Party entitled to indemnification in the aggregate exceed $1.0 million (the “Threshold”).  Once the Threshold has been exceeded, the obligations of indemnification with respect to such matters shall apply to any and all Losses to the extent that the Losses exceed the Threshold.  Notwithstanding the foregoing, the provisions of this section 5.2 shall not apply to Losses incurred by a Party as a result of any breach or non-fulfilment of a covenant of any other Party, as applicable, set out in this Agreement.

Section 5.3	Notice of Claims

In the event that a Party (the “Indemnified Party”) shall become aware of any Loss in respect of which the other Party (the “Indemnifying Party”) agreed to indemnify the Indemnified Party pursuant to this Agreement (the “Indemnification Claim”), the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party.  Such notice shall specify whether the Indemnification Claim arises as a result of a claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the Loss does not so arise (a “Direct Claim”) and shall also specify with reasonable particularity (to the extent that the information is available), the factual basis for the Indemnification Claim and the amount of the Loss if known.  If through the fault of the Indemnified Party the Indemnifying Party does not receive notice of any Indemnification Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give such notice on a timely basis.

Section 5.4	Investigation of Claims

With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Indemnification Claim, the Indemnifying Party shall have 60 days to make such investigation of the Indemnification Claim as is considered necessary or desirable.  For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Indemnification Claim, together with all such other information as the Indemnifying Party may reasonably request.  If both Parties agree at or prior to the expiration of such 60 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Indemnification Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Indemnification Claim, failing which the matter shall be determined by a court of competent jurisdiction.

ARTICLE 6
GENERAL

Section 6.1	Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party shall be in writing and shall be delivered by hand to the Party to which the notice is to be given at the following address or sent by email or facsimile to such email address or facsimile number as shall be specified by a Party by like notice.  Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day or, if not, then the next succeeding Business Day) and if sent by email or facsimile be deemed to have been given and received at the time of receipt (if a Business Day or, if not, then the next succeeding Business Day) unless actually received after 4:00 p.m. (Toronto time) at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day.

The address for service of each of the Parties shall be as follows:

if to Premier Gold

1100 Russell Street
Thunder Bay, Ontario
P7B 5N2

Attention:      Ewan Downie
Facsimile:       (807) 346-0100
Email:      edownie@premiergoldmines.com

with a copy (which shall not constitute notice) to:

Fraser Milner Casgrain LLP
77 King Street West, Suite 400
Toronto, Ontario
M5K 0A1

Attention:      Abbas Ali Khan
Facsimile:       (416) 863-4592
Email:      abbas.ali-khan@fmc-law.com

if to Sandstorm Gold:

Suite 1400, 400 Burrard Street
Vancouver, BC   V6C 3A6

Attention:      Nolan Watson
Facsimile:       (604) 689-7317
Email:              nwatson@sandstormltd.com

with a copy (which shall not constitute notice) to:

Cassels Brock & Blackwell LLP
Suite 2200, HSBC Building
885 West Georgia Street
Vancouver, BC  V6C 3E8

Attention:      Jennifer Traub
Facsimile:       (604) 691-6120
Email:              jtraub@casselsbrock.com

Section 6.2	Expenses

The Parties agree that all out-of-pocket expenses incurred in connection with this Agreement and the Transaction shall be paid by the Party incurring such expense and that nothing in this Agreement shall be construed so as to prevent the payment of such expenses. The provisions of this section shall survive the termination of this Agreement.

Section 6.3	Time of the Essence

Time shall be of the essence of this Agreement.

Section 6.4	Entire Agreement

This Agreement and the agreements and other documents herein referred to, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the subject matter hereof, including without limitation, the Term Sheet.  There are no representations, warranties, covenants or conditions with respect to the subject matter hereof except as contained herein.

Section 6.5	Further Assurances

Each Party shall, from time to time, and at all times hereafter, at the request of the other Party, but without further consideration, do, or cause to be done, all such other acts and execute and deliver, or cause to be executed and delivered, all such further agreements, transfers, assurances, instruments or documents as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

Section 6.6	Governing Law

This Agreement shall be governed by, and be construed in accordance with, the laws of the province of Ontario and the federal laws of Canada applicable therein but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the province of Ontario.

Section 6.7	Execution in Counterparts

This Agreement may be executed in one or more counterparts, each of which shall conclusively be deemed to be an original and all such counterparts collectively shall be conclusively deemed to be one and the same.  Delivery of an executed counterpart of the signature page to this Agreement by facsimile or pdf shall be effective as delivery of a manually executed counterpart of this Agreement, and any Party delivering an executed counterpart of the signature page to this Agreement by facsimile or pdf to the other Party shall thereafter also promptly deliver a manually executed original counterpart of this Agreement to such other Party, but the failure to deliver such manually executed original counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

Section 6.8	Waiver

No waiver or release by a Party shall be effective unless in writing and executed by the Party granting such waiver or release and any waiver or release shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence.  Waivers may only be granted upon compliance with the provisions governing amendments set forth in herein.

Section 6.9	Enurement and Assignment

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.  This Agreement may not be assigned by a Party without the prior written consent of the other Party.

[SIGNATURE BLOCKS APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

SANDSTORM GOLD LTD.

Per:           /s/ Nolan Watson

PREMIER GOLD MINES LIMITED

Per:           /s/ John Seaman